UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 20, 2008

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2008, IntriCon Corporation (the “Company”) entered into a Strategic Alliance Agreement (the “Agreement”) with Dynamic Hearing Pty Ltd (“Dynamic”) effective as of October 1, 2008. Pursuant to the Agreement, Dynamic granted a license to the Company to use certain of Dynamic’s technology, including digital signal processing technology, to develop new products for the hearing health and professional audio markets. The initial term of the Agreement is five years from the date of execution and may be extended upon agreement of the parties within two months of the expiration of the initial term; however, either party may terminate the Agreement after the second year of the term upon three months notice.

Subject to the limitations and exceptions set forth in the Agreement, such license shall be exclusive for hearing aid products.

The Company agreed to pay Dynamic: (i) an annual fee for access to the technology licensed pursuant to the Agreement and (ii) an additional “second component” fee to maintain exclusive rights granted to the Company with respect to hearing aid products. In addition, the Company agreed to make royalty payments on products that incorporate Dynamic’s technology. Dynamic also agreed to provide engineering and other services in connection with the licensed technology. The Company is entitled to a credit against the “second component” fee for amounts payable to Dynamic arising from royalties and fees for services.

The Agreement also includes various representations, covenants, and terms relating to indemnification, termination, confidentiality and other provisions customary for transactions of this nature. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.

On July 29, 2008, the Company issued a press release with respect to the foregoing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 29, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IntriCon Corporation
Date: July 29, 2008	By:	/s/ Scott Longval
Scott Longval Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 29, 2008.